Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

UP TO 41,666,667 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $36.00

NOR LESS THAN $32.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 13, 2006, UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

International Paper Company, a New York corporation (the “Company,” “IP,” “we” or “us”), is offering to purchase for cash up to 41,666,667 shares of its common stock, par value $1.00 per share (the “Shares”), at a purchase price not greater than $36.00 nor less than $32.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). After the Expiration Date, we will examine the prices chosen by shareholders for all Shares properly tendered and not properly withdrawn. We then will select the lowest price (in increments of $0.25) per Share (the “Purchase Price”) within the price range specified above that will allow us to purchase 41,666,667 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased in the Offer will be returned promptly following the Expiration Date. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right to purchase in the Offer up to an additional 2% of our outstanding Shares (or approximately 9,863,191 Shares) without extending the Offer. See Section 1.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “IP.” On August 15, 2006, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.51 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender their Shares pursuant to the Offer. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD ALSO DISCUSS WHETHER TO TENDER YOUR SHARES, AND IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES, WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED THE COMPANY THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to D. F. King & Co., Inc., our Information Agent, and Goldman, Sachs & Co. and UBS Securities LLC, our Dealer Managers, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

The Dealer Managers for the Offer are:

Goldman, Sachs & Co.	UBS Investment Bank

August 16, 2006

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following before the Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in the International Paper Company Salaried Savings Plan or the International Paper Company Hourly Savings Plan (collectively, our “Savings Plans”) and you wish to tender any of your Shares held in such plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to our Savings Plans enclosed with this Offer to Purchase for instructions; or

•	if you are a holder of vested options, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

To properly tender your Shares, you must properly complete the Letter of Transmittal, including the section relating to the price at which you are tendering your Shares. If you wish to maximize the chance that your Shares will be purchased by us in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the Purchase Price determined pursuant to the Offer, your Shares will be deemed to be tendered at the minimum price of $32.50 per Share. Note that this election may cause the Purchase Price to be lower and could result in your Shares being purchased at the minimum price of $32.50 per Share. See Section 3. The lower end of the price range for the Offer is below the closing market price for the Shares on August 15, 2006, the last full trading day prior to the commencement of the Offer, when the closing market price on the NYSE was $34.51.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact D. F. King & Co., Inc., the Information Agent for the Offer, at (212) 269-5550 (collect) or (800) 487-4870 (toll free), or Goldman, Sachs & Co. or UBS Securities LLC, the Dealer Managers for the Offer, at (800) 323-5678, ext. 7-6021, (toll free) or (877) 827-4180 (toll free), respectively.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF IP OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “IP,” “we,” “our” or “us.” We refer to the shares of our common stock, par value $1.00 per share, as the “Shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

International Paper Company.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $36.00 to $32.50 per Share. The lowest price that may be specified is $32.50. The prices that may be specified increase in increments of $0.25 up to $36.00, and the highest price that may be specified is $36.00. See Section 1.

After the Expiration Date (as defined below), we will examine the prices chosen by shareholders for all Shares properly tendered and not properly withdrawn. We then will select the lowest price (in increments of $0.25) per Share (the “Purchase Price”) within the range specified above that will allow us to purchase 41,666,667 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. For purposes of determining the Purchase Price, those Shares that are tendered by shareholders agreeing to accept the Purchase Price determined in the Offer, as described below, will be deemed to be tendered at the minimum price of $32.50. See Section 1.

All Shares that we purchase will be purchased at the Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price. We will determine the Purchase Price for tendered Shares promptly after the Offer expires. If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. If you agree to accept the Purchase Price determined pursuant to the Offer, your Shares will be deemed to be tendered at the minimum price of $32.50 per Share. You should understand that this election may cause the Purchase Price to be lower and could result in your Shares being purchased at the minimum price of $32.50 per Share. See Section 1. The lower end of the price range for the Offer is below the closing market price for the Shares on August 15, 2006, the last full trading day prior to the commencement of the Offer, when the closing market price on the NYSE was $34.51.

If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. See Sections 1 and 5.

How many Shares is IP offering to purchase?

We are offering to purchase up to 41,666,667 Shares. The 41,666,667 Shares represent approximately 8.4% of our outstanding Shares as of August 15, 2006. If fewer than 41,666,667 Shares are properly tendered, we will purchase all Shares that are properly tendered and not properly withdrawn. See Section 1.

If more than 41,666,667 Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Purchase Price on a pro rata basis, except for “odd lots” (lots of less than 100

Shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). The Offer is not conditioned on any minimum number of Shares being tendered by shareholders. See Section 1. The Offer is, however, subject to certain other conditions. See Section 7.

Subject to certain limitations and legal requirements, we reserve the right to purchase in the Offer up to an additional 2% of our outstanding Shares (or approximately 9,863,191 Shares) without extending the Offer. See Section 1.

How will IP pay for the Shares?

Assuming that the maximum of 41,666,667 Shares are purchased in the Offer at the maximum purchase price of $36.00 per Share, approximately $1.5 billion will be required to purchase such Shares. We anticipate that we will pay for the Shares purchased in the Offer, as well as related fees and expenses, from our cash on hand, including proceeds from our recent divestitures, short term investments and, due to the expected timing of the receipt of proceeds from our announced divestitures, short term borrowings under one of our existing credit facilities, as well as one of our existing commercial paper programs. See Section 9.

How long do I have to tender my Shares; can the Offer be extended, amended or terminated and, if so, under what circumstances?

You may tender your Shares until the Offer expires. The Offer will expire on September 13, 2006, at 12:00 midnight, New York City time, unless we extend it (such date, as it may be extended, the “Expiration Date”). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

Participants in our Savings Plans must follow the separate direction form sent to them to direct the tender of their Shares held in the plans. Although the Offer will remain open to all shareholders until the Expiration Date, if the trustee of the Savings Plans does not receive a participant’s instructions by 12:00 midnight, New York City time, on September 6, 2006, the trustee will not tender Shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the International Paper Company Savings Plans” and the separate direction form carefully.

We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may decide not to extend the Offer; however, and, even if we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 1, 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.

What is the purpose of the Offer?

In July 2005, we announced a transformation plan (the “Transformation Plan”) to transform our business portfolio to concentrate on two key global platform businesses: uncoated papers (including distribution) and packaging. The Transformation Plan focuses on improving shareholder returns through mill realignment in those two businesses, additional cost improvements and exploring strategic options for other businesses. The Transformation Plan involves a balanced and disciplined use of proceeds from planned divestitures to strengthen our balance sheet by reducing debt, to make strategic investments, to improve our uncoated paper and packaging businesses, and to return value to shareholders. To that end, in July 2006, we announced that our Board of Directors had authorized a share repurchase program to acquire up to $3 billion of our Shares by the end of 2007. The share repurchase program, beginning with this Offer for up to $1.5 billion of our Shares, is an integral part of the Transformation Plan. See Section 2.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

As of August 15, 2006, we had 493,159,568 issued and outstanding Shares. The 41,666,667 Shares that we are offering to purchase pursuant to the Offer represent approximately 8.4% of our outstanding Shares as of August 15, 2006. If the Offer is fully subscribed, then we will have 451,492,901 Shares outstanding following the purchase of Shares tendered in the Offer. If we exercise our right to purchase up to an additional 2% of our outstanding Shares (or approximately 9,863,191 Shares), then we could have as few as 441,629,710 Shares outstanding following the purchase of the Shares tendered in the Offer. The actual number of Shares outstanding following the Offer will depend on the number of Shares tendered and purchased in the Offer. See Sections 1 and 2.

To the extent any of our shareholders tender their Shares in full and their tender is accepted in full, the number of our record holders would be reduced. See “Introduction” and Section 2.

Shareholders who do not participate in the Offer will automatically increase their relative ownership interest in the Company. See Section 2.

Are there any conditions to the Offer?

Our obligation to accept and purchase Shares tendered in the Offer depends upon a number of conditions, which must be satisfied or waived on or prior to the Expiration Date, including, but not limited to:

•	No legal action shall have been threatened, instituted or pending that (i) challenges the Offer or the acquisition by us of Shares or seeks to obtain material damages in respect of the Offer; or (ii) seeks to make the purchase of Shares pursuant to the Offer illegal or to delay our purchase of the Shares;

•	No statute, injunction or order shall have been sought or enacted that (i) indicates that any approval of a court or authority may be required in connection with the Offer; or (ii) is reasonably likely to prohibit, restrict or delay consummation of the Offer;

•	No general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market shall have occurred;

•	No declaration of a banking moratorium or suspension of payments in respect of banks in the United States shall have occurred;

•	No limitation, by any governmental authority on, or any event that is reasonably likely to affect, the extension of credit by banks in the United States shall have occurred;

•	No commencement or escalation of a war, armed hostilities or other international or national calamity, including an act of terrorism, involving the United States or any country in which we have material operations shall have occurred;

•	No decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 15, 2006 shall have occurred;

•	No change in general political, market, economic or financial conditions in the United States or internationally that has or is reasonably likely to have a material adverse effect on IP and its subsidiaries, taken as a whole, or on the value of or trading in the Shares, shall have occurred;

•	No tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made or have been publicly disclosed, other than relating to divestments pursuant to the Transformation Plan;

•	No entity, “group” or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares, (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 15, 2006);

•	No entity, “group” or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 15, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of our outstanding Shares;

•	No change in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations or prospects of IP and its subsidiaries, taken as a whole, that has or is reasonably likely to have a material adverse effect on IP and its subsidiaries, taken as a whole, or on the value of or trading in the Shares, shall have occurred;

•	No entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us, other than relating to divestments pursuant to the Transformation Plan;

•	No approval of any governmental entity or any third party required for the Offer shall not have been obtained; or

•	We shall not have determined that as a result of the consummation of the Offer there is a reasonable likelihood the Shares will be held of record by less than 300 persons or that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to these conditions, all of which are described in greater detail in Section 7. The foregoing addresses conditions under which we are not obligated to complete the Offer.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer there not be a reasonable likelihood that the Shares will be held of record by less than 300 persons or that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Section 7.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following before the Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your

Shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in our Savings Plans and you wish to tender any of your Shares held in such plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to our Savings Plans enclosed with this Offer to Purchase for instructions, including returning the separate direction form in such materials to the appropriate party by 12:00 midnight, New York City time, on September 6, 2006. See “How do participants in our Savings Plans participate in the Offer?” below; or

•	if you are a holder of vested options, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Managers or your broker for assistance. The contact information for the Information Agent and Dealer Managers is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do participants in our Savings Plans participate in the Offer?

Participants in our Savings Plans may not use the Letter of Transmittal to direct the tender of their Shares in such plans, but instead must follow the separate instructions related to those Shares in the “Letter to Participants in the International Paper Company Savings Plans” sent to participants in the plans along with this Offer to Purchase. If you are a participant in either Savings Plan and wish to have the trustee tender some or all of your Shares held in either plan, you must complete, execute and return the separate direction form included in the “Letter to Participants in the International Paper Company Savings Plans” to the appropriate party by no later than 12:00 midnight, New York City time, on September 6, 2006. See Section 3.

How do holders of vested stock options for Shares participate in the Offer?

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable program under our Long-Term Incentive Compensation Plan and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices, the date of your stock option grants and the years left to exercise your options, the range of tender prices and the provisions for pro rata purchases by IP described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, financial advisor and/or broker. See Section 3.

What happens if more than 41,666,667 Shares are tendered at or below the Purchase Price?

If more than 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase Shares:

•	First, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, and do not properly withdraw them before the Expiration Date;

•	Second, from all other shareholders who properly tender Shares at or below the Purchase Price, on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), from holders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares before the Expiration Date. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time before 12:00 midnight, New York City time, on September 13, 2006, or such later time and date to which we may extend the Offer, in which case, you can withdraw your Shares until the expiration of the Offer as extended. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time on October 12, 2006. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary, at the address appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in our Savings Plans who wish to withdraw their Shares must follow the instructions found in the “Letter to Participants in the International Paper Company Savings Plans” sent separately to each participant of such Savings Plans. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

Will I receive the cash dividend scheduled to be paid on September 15, 2006, if I tender my Shares?

Shareholders of record as of August 18, 2006, will have the right to receive such dividend even if they have tendered their Shares in the Offer prior to August 18, 2006. Dividend payments will be made separately from payments for Shares tendered in the Offer.

Has IP or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Dealer Managers, the Information Agent or the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do IP’s directors or executive officers intend to tender their Shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after expiration of the Offer, our directors and executive officers may, subject to applicable law and applicable policies of the Company, sell their Shares in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer. See Section 11.

What will happen if I do not tender my Shares?

Shareholders who do not participate in the Offer will automatically increase their relative ownership interest in the Company. See Section 2.

When and how will IP pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered Shares until up to ten business days after the expiration of the Offer. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On August 15, 2006, the last full trading day before commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.51 per Share. The lower end of the price range for the Offer is below such closing price for the Shares on such date. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares or hold your Shares through our Savings Plans, and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes (and likely will be a taxable event for state and other income tax purposes). The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Substitute Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Sections 3 and 14.

If you are a Non-U.S. Holder (as defined in Section 14), you will be subject to U.S. federal tax withholding at a rate of 30% on payments received pursuant to the Offer, subject to reduction by applicable treaty or exemption for income that is “effectively connected with a U.S. trade or business,” as evidenced by forms that a Non-U.S. Holder furnishes to the Depositary. See Sections 3 and 14.

All shareholders should review the discussion in Sections 3 and 14 regarding certain tax issues and consult their tax advisor regarding the tax effects of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact D. F. King & Co., Inc., our Information Agent, or Goldman, Sachs & Co. and UBS Securities LLC, our Dealer Managers, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Participants in our Savings Plans who have questions relating to the plans should contact the relevant party set forth in the “Letter to Participants in the International Paper Company Savings Plans” sent separately to each participant of such plans.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase may contain “forward-looking statements.” Such forward-looking statements may include, without limitation, statements about the Company’s market opportunities, strategies, competition and expected activities and expenditures, and at times may be identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements are based on current expectations and assumptions, and inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Completion of the Offer and the number of Shares tendered and the Purchase Price at which the Company determines to purchase Shares in the Offer;

•	Fluctuations in the market value of the Shares;

•	Changes in economic and industry conditions that could affect the Company generally, or affect the market price of the Shares;

•	The ability to successfully negotiate satisfactory sale terms for assets that are being evaluated for sale but are not currently under contract, and the ability to make selective accretive reinvestments that meet the Company’s financial requirements;

•	The ability to execute sale transactions for assets or businesses currently under contract and the realization of anticipated sales proceeds thereunder;

•	Changes in U.S. federal tax laws that could impact the amount of net proceeds that the Company is able to realize from certain transactions pursuant to the Transformation Plan;

•	The ability to accomplish and to realize anticipated profit improvement from the Transformation Plan and the impact of the Transformation Plan on the Company’s relationships with its employees;

•	The highly competitive nature of the paper industry;

•	Changes in the Company’s product volume and sales mix;

•	Delays in the acceptance of price increases, or price discounting, which could result in lower than anticipated price realizations;

•	Changes in the costs and availability of raw materials and energy sources used in the Company’s manufacturing process;

•	Changes in transportation rates or fuel surcharges and/or transport availability in truck and rail;

•	Changes in international conditions in countries in which the Company has manufacturing facilities or sells its products;

•	Changes in currency exchange rates;

•	Changes in the Company’s pension and health care costs, and the impact of new legislation, including modified pension funding requirements;

•	Potential liabilities and other claims that may be asserted against the Company;

•	Unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations;

•	Changes in the Company’s credit ratings issued by nationally recognized statistical rating organizations; and

•	The occurrence of a natural disaster which could cause operational disruptions which could impair the Company’s profitability.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Form-K/A (except for Items 6, 7, 8 and 15, which have been revised in our Current Report on Form 8-K, as filed on August 14, 2006), our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, and our current report on Form 8-K, as filed on August 14, 2006, for a more detailed discussion of these risks and uncertainties and other factors. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase, or the date of the documents incorporated by reference if contained therein. We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase, or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender shares of our common stock, par value $1.00 per share (the “Shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase up to 41,666,667 Shares at a purchase price not greater than $36.00 nor less than $32.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire on September 13, 2006, at 12:00 midnight, New York City time, unless we extend it (such date, as it may be extended, the “Expiration Date”).

After the Expiration Date, we will examine the prices chosen by shareholders for all Shares properly tendered and not properly withdrawn. We then will select the lowest price (in increments of $0.25) per Share (the “Purchase Price”) within the price range specified above that will allow us to purchase 41,666,667 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. We will return any Shares tendered at prices in excess of the Purchase Price and Shares we do not purchase because of “odd lot” priority, proration or conditional tenders promptly following the Expiration Date. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right to purchase in the Offer up to an additional 2% of our outstanding Shares (or approximately 9,863,191 Shares) without extending the Offer. See Section 1.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares. See Section 3.

Tendering shareholders whose Shares are registered in their own names and who tender directly to Mellon Investor Services, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us in the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, INFORMATION AGENT OR DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES, AND IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES, WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED THE COMPANY THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. AS A RESULT, THE OFFER WILL INCREASE THE PROPORTIONAL HOLDINGS OF OUR DIRECTORS AND EXECUTIVE OFFICERS. HOWEVER, AFTER EXPIRATION OF THE OFFER, OUR DIRECTORS AND EXECUTIVE OFFICERS MAY, IN COMPLIANCE WITH APPLICABLE LAW AND APPLICABLE POLICIES OF THE COMPANY, SELL THEIR SHARES IN OPEN MARKET TRANSACTIONS AT PRICES THAT MAY BE MORE OR LESS FAVORABLE THAN THE PURCHASE PRICE TO BE PAID TO OUR SHAREHOLDERS IN THE OFFER. SEE SECTION 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If more than 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase Shares:

•	First, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, and do not properly withdraw them before the Expiration Date;

•	Second, from all other shareholders who properly tender Shares at or below the Purchase Price, on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), from holders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares before the Expiration Date. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to the tendering shareholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name or hold Shares through the International Paper Company Salaried Savings Plan or the International Paper Company Hourly Savings Plan (collectively, our “Savings Plans”), and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary. See Sections 3 and 14 regarding certain tax consequences of the Offer.

Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. Holder (as defined in Section 14) or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding certain U.S. federal income tax consequences of the Offer.

Participants in our Savings Plans may not use the Letter of Transmittal to direct the tender of their Shares held in the plans, but instead must follow the separate direction form sent to them related to those Shares. Participants in the Savings Plans may instruct the trustee of the plans as set forth in the “Letter to Participants in the International Paper Company Savings Plans” to tender some or all of the Shares attributed to the participant’s account. Although the Offer will remain open to all shareholders until the Expiration Date, if the trustee of the plans does not receive a participant’s instructions by 12:00 midnight, New York City time, on September 6, 2006, the trustee will not tender Shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the International Paper Company Savings Plans” and the separate direction form carefully. See Section 3.

In addition, holders of vested but unexercised options to purchase Shares under our Long-Term Incentive Compensation Plan may exercise such options in accordance with the terms of the applicable program under our Long-Term Incentive Compensation Plan and tender some or all of the Shares issued upon such exercise in the Offer. Holders of restricted stock may not tender those Shares because of the restrictions imposed on such Shares by the applicable program under our Long-Term Incentive Compensation Plan and award agreement unless such restrictions have lapsed. See Section 3, and see Section 11 for more information on the Long-Term Incentive Compensation Plan generally.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Mellon Investor Services, the Depositary for the Offer, Goldman, Sachs & Co. and UBS Securities LLC, our Dealer Managers, and D. F. King & Co., Inc., the Information Agent for the Offer. See Section 16.

As of August 15, 2006, we had 493,159,568 issued and outstanding Shares. The 41,666,667 Shares that we are offering to purchase pursuant to the Offer represent approximately 8.4% of our Shares outstanding on August 15, 2006. If the Offer is fully subscribed, then we will have 451,492,901 Shares outstanding following the purchase of Shares tendered in the Offer. If we exercise our right to purchase up to an additional 2% of our outstanding Shares, then we could have as few as 441,629,710 Shares outstanding following the purchase of the Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. See Section 2. To the extent any of our shareholders tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed on the NYSE and trade under the symbol “IP.” On August 15, 2006, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.51 per Share. The lower end of the price range for the Offer is below such closing price for the Shares on such date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender their Shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 41,666,667 Shares, or if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn in accordance with Section 4, before the Expiration Date, at a price not greater than $36.00 and not less than $32.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Date” means 12:00 midnight, New York City time, on September 13, 2006. IP may, in its sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by IP, will expire. See Section 15 for a description of the Company’s right to extend, delay, terminate or amend the Offer.

Shareholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the price determined in the Offer, or (2) specify the price, not greater than $36.00 nor less than $32.50 per Share (in increments of $0.25), at which they are willing to sell their Shares to us in the Offer. After the Expiration Date, we will examine the prices chosen by shareholders for all Shares properly tendered and not properly withdrawn. We then will select the lowest price (in increments of $0.25) per Share (the “Purchase Price”) within the price range specified above that will allow us to purchase 41,666,667 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right to purchase in the Offer up to an additional 2% of our outstanding Shares (or approximately 9,863,191 Shares) without extending the Offer.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election is deemed to be a tender of Shares at the minimum price of $32.50 per Share and could result in the tendered Shares being purchased at the minimum price of $32.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on August 15, 2006, the last full trading day prior to the commencement of the Offer, when the closing market price on the NYSE was $34.51. See Section 8 for recent market prices for the Shares.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Date. See Section 3.

If we (1) increase the price that may be paid for Shares above $36.00 per Share or decrease the price that may be paid for Shares below $32.50 per Share, (2) increase the number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares (approximately 9,863,191 Shares), or (3) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15. Accordingly, if the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day from the date that notice of any such increase or decrease is first so published or sent or given to the shareholders, then we shall extend the Offer until a date that is later than the expiration of such ten business day period. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered and not properly withdrawn at prices at or below the Purchase Price. If the Offer is over-subscribed, we will purchase tendered Shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below.

•	Third, if necessary to permit us to purchase 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on IP’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

In July 2005, we announced a transformation plan (the “Transformation Plan”) to transform our business portfolio to concentrate on two key global platform businesses: uncoated papers and packaging (including our distribution business). The Transformation Plan also focuses on improving shareholder returns through mill realignment in those businesses, additional cost improvements and exploring strategic options for other businesses, including possible sale or spin-off. The Transformation Plan involves a balanced and disciplined use of proceeds from planned divestitures. To date, we have completed the sale of our majority share of Carter Holt Harvey Limited, as well as the sale of our Coated Papers business and approximately 75 thousand acres of our U.S. forest lands. We also entered into definitive agreements for the sale of an additional 5.7 million acres of our U.S. forest lands and our Kraft Papers business, which are expected to close sometime during the second half of 2006. We currently estimate that after-tax proceeds from the above announced and possible future divestitures could exceed $11 billion. See Section 10.

In July 2006, we announced that, as part of the Transformation Plan, our Board of Directors had authorized a share repurchase program to acquire up to $3 billion of our Shares. The Company has said it expects to purchase a significant portion by the end of 2006, and complete the program by the end of 2007. The return of up to $3 billion to our shareholders is an integral part of our commitment to a balanced and disciplined use of divestiture proceeds. The Offer commences our share repurchase program. Assuming the maximum number of Shares are purchased pursuant to the Offer at the maximum price per Share, we will repurchase approximately $1.5 billion of our outstanding Shares. If we exercise our right to purchase an additional 2% of our outstanding Shares, at the maximum price per Share, we will repurchase such additional Shares for approximately $355.1 million. After completing the Offer, we will consider various forms of share repurchase vehicles, including open market purchases, further tender offers and/or accelerated share repurchases.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD ALSO DISCUSS WHETHER TO TENDER YOUR SHARES, AND IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES, WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED THE COMPANY THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 11.

In determining the size and number of Shares to purchase in the Offer, we, with the assistance of outside advisors, considered a broad range of factors, including the status of the Transformation Plan, our financial condition, operations, resources and business prospects, the current market price of our Shares and our desire for future financial flexibility. We also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.

We believe that the modified “Dutch Auction” tender offer represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions associated with open market sales. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their Shares. However, if you own your Shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Certain Effects of the Offer. Assuming that the maximum of 41,666,667 Shares are purchased in the Offer at the maximum purchase price of $36.00 per Share, approximately $1.5 billion will be required to purchase such Shares. We anticipate that we will pay for the Shares purchased in the Offer, as well as related fees and expenses, from our cash on hand, including proceeds from our recent divestitures, short term investments, and, due to the expected timing of the receipt of proceeds from our announced divestitures, short term borrowings under one of our existing credit facilities, as well as one of our existing commercial paper programs. See Section 9.

Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of Shares. Shareholders may be able to sell non-tendered Shares in the future on the NYSE, or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

All of our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, after expiration of the Offer, our directors and executive officers may, subject to applicable law and applicable policies of the Company, sell their Shares in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer. See Section 11.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of 41,666,667 Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until we determine to retire such Shares). Such Shares will be held in treasury with the status of authorized and unissued Shares and will be available for us to issue without further shareholder action for all purposes except as prohibited or limited by applicable law or the rules of the NYSE. We have no current plans for the issuance of Shares purchased in the Offer.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase or pursuant to the Transformation Plan, IP currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving IP or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of IP or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of IP;

•	any change in the present Board of Directors or management of IP, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in IP’s corporate structure or business;

•	any class of equity securities of IP becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of IP’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of IP, or the divestment by any person of securities of IP; or

•	any changes in our Restated Certificate of Incorporation or By-Laws, each as amended to date, or other governing instruments or other actions that could impede the acquisition of control of IP.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares (other than Shares held in our Savings Plans) to be tendered properly pursuant to the Offer:

(1)	the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2)	the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $32.50 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $32.50 PER SHARE) or (2) check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election is deemed to be a tender of Shares at the minimum price of $32.50 per Share and could result in the tendered Shares being purchased at the minimum price of $32.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on August 15, 2006, the last full trading day prior to the commencement of the Offer, when the closing market price on the NYSE was $34.51. See Section 8 for recent market prices for the Shares.

If tendering shareholders wish to indicate a specific price (in increments of $0.25) at which their Shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the shareholder is higher than the Purchase Price. A shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all) or none be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1)	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

(2)	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 12 to the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, as described below), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant tendering Shares through the book-entry transfer facility that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that IP may enforce such agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder’s Share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered if all of the following conditions are satisfied:

(1)	the tender is made by or through an Eligible Institution;

(2)	the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form IP has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3)	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Managers or their broker for assistance. The contact information for the Information Agent and Dealer Managers is on the back cover page of this Offer to Purchase.

Savings Plans. Participants in our Savings Plans who wish to have the trustee tender Shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included with the “Letter to Participants in the International Paper Company Savings Plans” sent to each participant of the plans. Participants in our Savings Plans may not use the Letter of Transmittal to direct the tender of their Shares held in the plans, but instead must follow the separate direction form sent to them. Although the Offer will remain open to all shareholders until the Expiration Date, if the trustee does not receive a participant’s instructions by 12:00 midnight, New York City time, on September 6, 2006, the trustee will not tender Shares attributable to the participant’s Savings Plan account. Participants are urged to read the “Letter to Participants in the International Paper Company Savings Plans” and the separate direction form carefully. Please note that the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and our trust agreements with the trustee of the Savings Plans prohibit the sale of Shares to us for less than “adequate consideration” (which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange). Accordingly, if you elect to tender Shares held in your account under the plans at a price that is lower than the closing price of our Shares on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of our Shares on the NYSE on the Expiration Date. This could result in the selected percentage of your Shares not being accepted for purchase by us. Similarly, if you elect to maximize the chance of having us purchase Shares held in your account under the Savings Plans by checking the box for Option B on the applicable direction form and the closing price of our Shares on the NYSE on the Expiration Date is within the range of prices set forth on such form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of our Shares on the NYSE on the Expiration Date. If the closing price of our Shares on the Expiration Date is greater than the maximum price available in the Offer, none of your shares will be tendered and your tender instruction will be deemed to have been withdrawn.

The proceeds received by the Savings Plans from any purchase of Shares in the Offer from a participant’s plan account(s) will be deposited in the participant’s account(s) and invested in the Stable Value Fund and will remain in the Savings Plans; provided, however, you may elect to redirect the proceeds to any of the other available investments under the plans once the proceeds have been allocated to your account (subject to the terms of the Savings Plans, including applicable transfer restrictions imposed by the plan administrator).

Stock Options. Holders of vested but unexercised options may exercise such options in accordance with the terms of the applicable program under our Long-Term Incentive Compensation Plan and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1. We strongly encourage those holders to discuss the Offer with their tax advisor, financial advisor and/or broker.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct or otherwise establishes an exemption. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)), are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 2 to the Letter of Transmittal.

Withholding for Participants in the Savings Plans. Participants in our Savings Plans who tender Shares in the Offer are exempt from U.S. federal income tax withholding on the proceeds payable pursuant to the Offer and should not complete the Substitute Form W-9.

Information reporting to the IRS may also apply to proceeds from the Offer.

Shareholders are urged to consult with their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Withholding for Non-U.S. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent, unless the Depositary determines that a reduced rate of withholding is available under a tax treaty, or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to the United States permanent establishment maintained by such Non-U.S. Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a shareholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a more complete discussion of U.S. federal income tax consequences to tendering shareholders, see Section 14.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by IP, in its sole discretion, and its determination will be final and binding on all parties. IP reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. IP also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. IP also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by IP. IP will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of IP, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. IP’s interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Shares to IP, you agree to accept all decisions IP makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (i) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost, destroyed or stolen, the shareholder should promptly notify the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to IP or the Information Agent. Any certificates delivered to IP or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless IP has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time, on October 12, 2006. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares. A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with book-entry transfer facility’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by IP, in its sole discretion, which determination will be final and binding on all parties. IP also reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, whether or not IP waives similar defects or irregularities in the case of any other shareholder. None of IP, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

Participants in our Savings Plans who wish to have the trustee withdraw previously tendered Shares attributable to their plan account must follow the procedures set forth in the “Letter to Participants in the International Paper Company Savings Plans” sent to each plan participant. Please note that, in order to timely withdraw their Shares, participants in the Savings Plans must submit a withdrawal request in accordance with the procedures set forth in the “Letter to Participants in the International Paper Company Savings Plans” no later than 12:00 midnight, New York City time, on September 6, 2006, unless we extend the Offer, in which case such withdrawal request must be received no later than 12:00 midnight, New York City time, on the fifth business day prior to the expiration of the Offer as extended.

If IP extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of IP, and such Shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay for (and thereby purchase) up to 41,666,667 Shares (or such additional number of Shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of (i) certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to ten business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or the appropriate IRS Form W-8, if the tendering shareholder or other payee is a Non-U.S. Holder) may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. With respect to a shareholder that is a Non-U.S. Holder, to the extent that, in the Company’s reasonable estimation, the cash received by such holder pursuant to the Offer will not be treated as a dividend for U.S. federal income tax purposes, the Company does not intend to withhold any amount from the gross proceeds paid to such holder, provided that it receives the requisite certification. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining a refund from the IRS.

6. Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such Shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering Shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if more than 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified by that shareholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below 41,666,667 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date (whether or not any Shares have heretofore been accepted for payment), any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance of the Shares for payment:

•	there has been threatened, instituted or is pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us and any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to prohibit, restrict or delay consummation of the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is reasonably likely to materially affect the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other international or national calamity including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we have material operations;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 15, 2006;

•	any change in general political, market, economic or financial conditions in the United States or internationally that has or is reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders equity, financial condition, operations or prospects of IP and its subsidiaries, taken as a whole, or the value of or trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity or has been publicly disclosed, other than relating to divestments pursuant to the Transformation Plan;

•	we learn that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 15, 2006);

•	we learn that any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 15, 2006 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding Shares;

•	there has occurred any change, condition, event or development in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations or prospects of IP and its subsidiaries, taken as a whole, that has or is reasonably likely to have a material adverse effect on IP and its subsidiaries, taken as a whole, or on the value of or trading in the Shares;

•	any entity, group or person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us, other than relating to divestments pursuant to the Transformation Plan;

•	any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consent, required to be obtained in connection with the Offer has not been obtained; or

•	we determine that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is reasonably likely to cause the Shares to be held of record by less than 300 persons or cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

Our Shares are listed for trading on the NYSE under the symbol “IP.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE and dividends declared.

	High	Low	Cash Dividend Declared
Fiscal Year ended December 31, 2004
First quarter	$45.01	$39.80	$0.25
Second quarter	$44.81	$37.91	$0.25
Third quarter	$44.65	$38.22	$0.25
Fourth quarter	$42.52	$37.12	$0.25
Fiscal Year ended December 31, 2005
First quarter	$42.59	$35.67	$0.25
Second quarter	$37.92	$30.16	$0.25
Third quarter	$35.05	$29.45	$0.25
Fourth quarter	$34.90	$26.97	$0.25
Fiscal Year ending December 31, 2006
First quarter	$36.39	$32.10	$0.25
Second quarter	$37.98	$30.69	$0.25
Third quarter (through August 15, 2006)	$34.97	$31.67	$0.25

On August 15, 2006, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $34.51 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender their Shares pursuant to the Offer.

On July 11, 2006, we declared a cash dividend of $0.25 per Share to shareholders of record as of August 18, 2006, which will be paid on September 15, 2006. Shareholders of record as of August 18, 2006, will have the right to receive such dividend even if they have tendered their Shares in the Offer prior to August 18, 2006. Dividend payments shall be made separately from payments for Shares tendered in the Offer. We currently expect to continue the practice of paying regular cash dividends.

9. Source and Amount of Funds.

Assuming that the maximum of 41,666,667 Shares are purchased in the Offer at the maximum purchase price of $36.00 per Share, approximately $1.5 billion will be required to purchase such Shares. We anticipate that we will pay for the Shares purchased in the Offer, as well as related fees and expenses, from our cash on hand, including proceeds from our recent divestitures, short term investments, and, due to the expected timing of the receipt of proceeds from our announced divestitures, short term borrowings under our Red Bird Facility, a securitized credit facility, as well as one of our existing commercial paper programs, as described below (the “Commercial Paper Program”).

Red Bird Facility. The $1.2 Billion 3-year Red Bird Facility, dated November 17, 2004, has customary representations, warranties and covenants for asset-backed securitizations, as well as the following terms:

•	Parties: Red Bird Receivables, Inc., International Paper Financial Services, Inc., IP, Wachovia Bank, National Association (Administrative Agent), BNP Paribas, Citicorp North America, Inc., JPMorgan Chase Bank, N.A., and the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch.

•	Collateral: Accounts Receivables backed.

•	Facility Fee: 20 basis points (“bps”) annually.

•	Applicable Interest Rate: Libor + 42.5/55bps (if utilized more than 50%).

A Red Bird Facility covenant stipulates that proceeds of borrowings by Red Bird Receivables, Inc. under the Red Bird Facility may not be used for the purchase of “margin securities.” With respect to this covenant, IP has obtained a waiver from the lenders in order to permit the use of such proceeds to purchase Shares in the Offer.

Commercial Paper Program. The Commercial Paper Program has customary representations, warranties and covenants for corporate credit commercial paper programs generally, as well as the following terms:

•	Program Amount: $2 billion maximum authorized program amount.

•	Issuance: Unsecured, uncommitted, offering-basis issuances only.

•	Parties: JPMorgan Chase Bank, N.A., as issuing and paying agent; Merrill Lynch Money Markets Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC and Chase Securities Inc., as commercial paper dealers.

•	Note Terms: minimum denominations of $250,000, either interest-bearing or issued at a discount, with maximum maturities not exceeding 365 days from the date of issuance (exclusive of days of grace), and without provision for extension, renewal or automatic “rollover”. The notes are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 144A thereunder. The notes are rated A-3/P-2/F2 by Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Ratings, respectively.

The above summary of certain material terms of our Red Bird Facility and our Commercial Paper Program is qualified in its entirety by the terms of the actual financing documents, which are filed as exhibits to the Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) and which are incorporated herein by reference. The foregoing summary may not contain all of the information about the financing that is important to you. We encourage you to read the financing documents carefully and in their entirety.

We do not have any plans to utilize alternative sources of financing to pay for the Shares purchased in the Offer, as well as related fees and expenses. To the extent we utilize short term borrowings under one of our Commercial Paper Programs, we intend to repay such borrowings in the ordinary course of business with our cash flow from existing operations and proceeds from announced and potential future divestitures. Because the Red Bird Facility is a securitization of our accounts receivable, we are permitted to finance or repay any loan made by lenders to Red Bird Receivables, Inc.

10. Cer tain Information Concerning the Company.

The Company. The Company is a global forest products, paper and packaging company that is complemented by an extensive North American merchant distribution system, with primary markets and manufacturing operations in the United States, Europe, Russia, South America and Asia. The Company is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898.

At December 31, 2005, the Company operated 23 pulp, paper and packaging mills, 93 converting and packaging plants, 25 wood products facilities and six specialty chemicals plants in the United States. The Company also had on that date, various production facilities in Europe, Russia, Asia, Latin America and South America, including eight pulp, paper and packaging mills, 55 converting and packaging plants, two wood products facility, two specialty panels and laminated products plants and five specialty chemicals plants. Through the Company’s North American distribution business, it distributes printing, packaging, graphic arts, maintenance and industrial products with over 270 distribution branches located primarily in the United States. At December 31, 2005, the Company owned or managed approximately 6.5 million acres of forestlands in the United States, mostly in the South, approximately 1.3 million acres in Brazil and had, through licenses and forest management agreements, harvesting rights on government-owned forestlands in Russia. Substantially all of the Company’s businesses have experienced, and are likely to continue to experience, cycles relating to industry capacity and general economic conditions.

In July 2005, the Company announced the Transformation Plan to transform its business portfolio to concentrate on two key global platform businesses: uncoated papers and packaging (including distribution). The Transformation Plan also focuses on improving shareholder returns through mill realignment in those two businesses, additional cost improvements and exploring strategic options for other businesses, including possible sale or spin-off.

In connection with the Transformation Plan, the Company completed the sale of its 50.5% interest in Carter Holt Harvey Limited for $1.1 billion in the third quarter of 2005. In addition, in March and April of 2006, the Company announced agreements for the sale of approximately 5.7 million acres of U.S. forestlands for proceeds of approximately $6.6 billion. During the second quarter of 2006, the Company completed sales of approximately 75 thousand acres of these forestlands for approximately $97 million, resulting in a gain of approximately $62 million. The remaining announced forestland sales are expected to be completed by the end of 2006. These forestlands had a carrying value of approximately $1.7 billion at June 30, 2006.

In June 2006, the Company announced the signing of a definitive agreement to sell its Kraft Papers business for approximately $155 million plus two additional future payments of up to $60 million contingent upon business performance. In addition, the Company completed the sale of its Coated and Supercalendered Papers business on August 1, 2006 for approximately $1.4 billion. The Company continues to evaluate alternatives for its wood products, beverage packaging, and Arizona chemical businesses, as well as for certain of its Brazilian assets.

The Company currently estimates that after-tax proceeds from the above announced and possible future divestitures could exceed $11 billion, and expects that these proceeds plus additional free cash flow generated from operations would be used as follows:

•	up to $3 billion to return value to shareholders;

•	$6 to $7 billion to strengthen the balance sheet through debt repayment and planned voluntary cash contributions to its U.S. pension plan; and

•	a range of $2 to $4 billion for selective reinvestment, including possible uncoated papers and packaging opportunities in North America, Brazil, China and Russia.

As part of the planned debt reduction, the Company is planning to make voluntary contributions to the U.S. qualified pension fund in the range of $500 million to $1.0 billion to begin satisfying longer-term funding requirements and to lower future pension expense. Pension obligations are viewed by the ratings agencies as equivalent to debt.

Also, as part of the Transformation Plan, in July 2006 the Company announced that its Board of Directors had authorized a share repurchase program to acquire up to $3 billion of its outstanding Shares. The Offer commences the Company’s share repurchase program. The $3 billion share repurchase represents approximately 20 percent of the Company’s outstanding Shares based on the price of $32.12 per Share at the time of the announcement. The Company is considering various share repurchase vehicles, in addition to the Offer, including further tender offers, accelerated share repurchases and/or open market purchases, with the intention of completing the program before the end of 2007.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed the Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Company’s website at http://www.internationalpaper.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed on March 6, 2006 (except for Items 6, 7, 8 and 15, which have been revised in our Current Report on Form 8-K, as filed on August 14, 2006), and as amended by Form 10-K/A, as filed on March 7, 2006 (except for Items 6, 7, 8 and 15, which have been revised in our Current Report on Form 8-K, as filed on August 14, 2006);

•	Definitive Proxy Statement on Schedule 14A, as filed on March 29, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as filed on August 7, 2006;

•	Current Reports on Form 8-K, as filed on February 17, March 10, March 16, March 24, April 3, August 3 and August 14, 2006; and

•	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the Expiration Date.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 487-4870

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of August 15, 2006, we had 493,159,568 issued and outstanding Shares and 21.9 million Shares reserved for issuance under the Long-Term Incentive Compensation Plan. The 41,666,667 Shares that we are offering to purchase pursuant to the Offer represent approximately 8.4% of the Shares outstanding on August 15, 2006. Subject to certain limitations and legal requirements, we reserve the right to purchase in the Offer up to an additional 2% of our outstanding Shares (or approximately 9,863,191 Shares) without extending the Offer.

As of July 31, 2006, our directors and executive officers as a group (15 persons) beneficially owned an aggregate of 1,758,293 Shares, representing less than one percent of the total number of outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders. All of our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. However, after termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies of the Company, sell their Shares in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer.

The following tables set forth (i) the aggregate number of Shares, stock units and stock options that were owned by our directors and executive officers, as of July 31, 2006, and (ii) the aggregate number and percentage of Shares that were beneficially owned by each person who owns (to our knowledge and based on the most current Schedule 13Gs filed with the SEC for each such person) 5% or more of our outstanding Shares, respectively. For purposes of these tables, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire within 60 days after July 31, 2006, in accordance with Rule 13d-3 under the Exchange Act.

The business address of each of our directors and executive officers is c/o International Paper Company, 6400 Poplar Avenue, Memphis, Tennessee 38197.

Directors and Executive Officers(1)
Name of Beneficial Owner(2)	Shares of Common Stock Owned(3)	Stock Units Owned(4)	Stock Options Owned

H. Wayne Brafford	130,306	6,775	114,700
Martha F. Brooks	—	15,968	—
John V. Faraci(5)	844,462	11,148	296,000
Samir G. Gibara	5,316	11,460	—
James A. Henderson	18,650	5,862	—
Paul Herbert	126,275	22,766	111,000
Newland A. Lesko	200,568	6,775	222,500
W. Craig McClelland	24,546	19,034	125,648
Donald F. McHenry	11,361	31,526	—
Marianne M. Parrs	224,307	7,667	250,000
Maura A. Smith	164,052	—	65,000
John L. Townsend, III	3,392	—	—
John F. Turner	5,058	—	—
William G. Walter	—	11,725	—
Alberto Weisser	—	6,508	—

All directors and officers as a group (15 persons)	1,758,293	157,214	1,184,848

(1)	Robert M. Amen was formerly an executive officer, but retired from the Board of Directors in December 2005 and from the Company in March 2006. H. Wayne Brafford, our Senior Vice President—North American Papers, and Paul Herbert, our Senior Vice President—Strategic Initiatives, whose compensation through July 31, 2006, is identical, are now the fifth and sixth most highly compensated executives and are included in this table.
(2)	No officer or director individually beneficially owns, or after the Offer will own, more than 1%, and all directors and executive officers as a group own, and after the Offer will own, less than 1%, of our common stock outstanding.
(3)	Ownership shown includes securities over which the individual has or shares, directly or indirectly, voting or investment powers, including ownership by certain relatives and ownership by trusts for the benefit of such relatives. Certain individuals may disclaim beneficial ownership of some of these shares, but they are included for the purpose of computing the holdings and percentages of common stock owned.
(4)	Ownership shown represents the non-voting stock-equivalent units owned by the named individuals under the Non-funded Deferred Compensation Plan for Non-Employee Directors or the International Paper Company Deferred Compensation Savings Plan.
(5)	Does not include a tandem award of 200,000 nonqualified unvested stock options granted to Mr. Faraci as Executive Continuity Awards.

Owners of More than 5% of Our Shares

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Owned

Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	59,227,880	12.1%

State Street Bank and Trust Company(2) 225 Franklin Street Boston, MA 02110	32,911,860	6.7%

Morgan Stanley(3) 1585 Broadway New York, NY 10036	32,583,950	6.6%

T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, MD 21202	29,985,212	6.0%

Lord, Abbett & Co. LLC(5) 90 Hudson Street Jersey City, NJ 07302	27,408,948	5.59%

(1)	Based solely on the most recent Schedule 13G/A filed by Capital Research and Management Company with the SEC on February 10, 2006.
(2)	Based solely on the most recent Schedule 13G filed by State Street Bank and Trust Company with the SEC on February 13, 2006
(3)	Based solely on the most recent Schedule 13G filed by Morgan Stanley with the SEC on February 15, 2006.
(4)	Based solely on the most recent Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2006.
(5)	Based solely on the most recent Schedule 13G/A filed by Lord, Abbett & Co. LLC with the SEC on February 14, 2006.

Board of Directors. Based on the mandatory retirement of two of the Company’s directors, Messrs. W. Craig McClelland and James A. Henderson, at December 31, 2006, the Company is actively seeking two or more new directors and may, prior to the end of 2006, appoint additional directors and increase the size of the board accordingly.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, except as set forth or incorporated by reference in this Offer to Purchase, none of the Company or any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares (excluding transactions involving non-voting stock-equivalent units issued under the Non-funded Deferred Compensation Plan for Non-Employee Directors or the International Paper Company Deferred Compensation Savings Plan) during the 60 days prior to August 15, 2006, except as follows:

•	Thomas G. Kadien, our Senior Vice President and President, xpedx, on August 7, 2006, sold, in an open market sale, 7,700 Shares at a price of $34.10, which was 99.6% of the closing fair market value of the Shares on that day, from his individual brokerage account.

Savings Plans. We sponsor defined contribution plans (primarily 401(k) savings plans) to provide substantially all U.S. salaried and hourly employees an opportunity to accumulate personal funds for their retirement. Contributions may be made on a before-tax and/or after-tax basis to the Savings Plans. As determined by the provisions of each Savings Plan, we match a portion of the employees’ contributions. For salaried employees hired after June 30, 2004, we contribute an additional percentage of pay in lieu of an employee’s participation in our defined benefit pension plan. Such contributions to the Savings Plans totaled approximately

$88 million, $87 million and $95 million for the Savings Plan years ending in 2005, 2004 and 2003, respectively. The net assets of these plans were approximately $4.4 billion as of June 30, 2006, including approximately $610.6 million (13.7%) in Shares.

Stock Based Plans. We currently have a Long-Term Incentive Compensation Plan (“LTICP”) which includes our Performance Share Program (“PSP”), Continuity Award Program, and Stock Option Program, administered by the Management Development and Compensation Committee (the “Committee”) of our Board of Directors. The Committee is entirely composed of independent members of our Board and they are not eligible for any of these awards. Also, stock appreciation rights have been awarded to certain employees of a non-U.S. subsidiary, with 5,135 rights outstanding at June 30, 2006. We also have a non-funded Deferred Compensation Plan for Directors, which pays non-employee directors cash and restricted share/units.

We discontinued our Stock Option Program in 2004 for members of executive management, and in 2005 for all other eligible U.S. and non-U.S. employees. In the United States, the Stock Option Program was replaced by granting performance-based restricted shares under the PSP for approximately 1,250 employees to more closely tie long-term incentive compensation to Company performance on two key performance drivers: return on investment and total shareholder return. As part of this shift to performance-based restricted stock, we accelerated the vesting of all of the 14 million unvested stock options held by employees and retirees to July 12, 2005. Based on the market value of the Shares on July 12, 2005, the exercise prices of all such stock options were above the market value of the Shares.

As a result of discontinuing the Stock Option Program, our long-term equity compensation program for employees is limited to restricted stock granted under the PSP. Under the PSP, contingent awards of Shares are granted by the Committee, or in the case of the CEO, by the independent members of the Board of Directors. Performance shares generally are granted at the beginning of each year and are paid at the end of a three-year performance period based on return on investment and total shareholder return. Commencing with grants made for the 2004-2006 award period, the Committee decided to measure our achievement of return on investment and total shareholder return using a segmented approach for the three-year performance period. Each calendar year, one-fourth of the award is “banked” based on achieving targets for that year, with the final one-fourth determined based on performance for the full three-year period.

Our Continuity Award Program provides for grants of restricted stock to key employees solely for recruitment, retention and special recognition purposes. Awards under this program generally vest after a period of continued employment. Award sizes and vesting periods vary to allow flexibility as deemed appropriate for each award. The Continuity Award Program also provides for Executive Continuity Awards, which are tandem grants of restricted stock together with a related non-qualified stock option. Only one executive, the CEO, has a Continuity Award, but it does not vest until 2008 and beyond.

At June 30, 2006, a total of 21.9 million Shares were available for grant under the LTICP, of which 10.4 million Shares were available for grants of restricted stock under the LTICP. In 2004, shareholders had approved an additional 14 million Shares to be used for such grants. In 2003, shareholders had approved an additional 10 million Shares to be made available for grant, with 100,000 of these Shares reserved specifically for the granting of restricted stock.

As of June 30, 2006, 38.8 million Shares may be issued upon the exercise of options granted under the Company’s Stock Option Program.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO, IP’s most recent proxy statement, and the LTICP, which is described in Note 10 to the financial statements contained in IP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, which descriptions are incorporated herein by reference, none of IP nor, to the best of IP’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of IP, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares in the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NYSE. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer there not be a reasonable likelihood that the Shares will be held of record by less than 300 persons or that the Shares will be eligible for deregistration under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14. Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by shareholders are held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to other types of shareholders subject to special rules (including, without limitation, pass-through entities (including partnerships and “S” corporations) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, Non-U.S. Holders (as defined below), persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation). This summary also does not address the state, local, foreign or other tax consequences of participating in the Offer.

You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

For purposes of this discussion, “U.S. Holder” is a beneficial holder of Shares that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

A “Non-U.S. Holder” is a beneficial holder of Shares that is not a partnership and that is not a U.S. Holder.

Those shareholders who do not participate in the Offer should not incur any U.S. federal income tax liability from the Offer.

U.S. Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares purchased by IP. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital losses by U.S. Holders.

The receipt of cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange:

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder;

•	is a “substantially disproportionate” redemption with respect to the U.S. Holder; or

•	results in a “complete termination” of the U.S. Holder’s stock interest in IP.

In determining whether any of these tests has been met, a U.S. Holder must take into account not only Shares it actually owns, but also Shares it constructively owns within the meaning of section 318 of the Code (including Shares that may be acquired through options that it owns or Shares held by certain members of the U.S. Holder’s family).

The receipt of cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in IP. Whether such receipt of cash will result in a meaningful reduction of the U.S. Holder’s proportionate interest in IP will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in IP is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of IP suffers any reduction in its proportionate interest in IP (including any ownership of Shares constructively owned), the U.S. Holder should generally be regarded as having suffered a meaningful reduction in its interest in IP.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will result in a “complete termination” if either (1) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (2) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder effectively waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will be “substantially disproportionate” if the percentage of the outstanding Common Stock of IP actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Common Stock of IP actually and constructively owned by the U.S. Holder immediately before the exchange, and immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of IP.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder’s tax basis in the Shares exchanged generally will be added to any Shares retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of IP’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds IP’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other limitations are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is eligible for U.S. federal income taxation at a maximum rate of 15%. If a sale or exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate U.S. Holders are urged to consult their tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code to the ownership and disposition of their Shares.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a beneficial holder can be given no assurance that a sufficient number of such beneficial holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders. As described in Section 3, generally the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the Non-U.S. Holder delivers to the Depositary an applicable properly completed and executed IRS Form W-8 (or successor form) before the payment is made. See Section 3. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described above.

The tax discussion set forth above is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local, foreign and other tax laws.

15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If:

(1)	we increase or decrease the price that may be paid for Shares, or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2% of the Shares outstanding, and

(2)	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of such period of 10 business days.

16. Fees and Expenses.

We have retained Goldman, Sachs & Co. and UBS Securities LLC to act as the Dealer Managers in connection with the Offer. In their role as Dealer Managers, Goldman, Sachs & Co. or UBS Securities LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them. Goldman, Sachs & Co. and UBS Securities LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Goldman, Sachs & Co. and UBS Securities LLC for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Goldman, Sachs & Co. and UBS Securities LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Goldman, Sachs & Co. and UBS Securities LLC and their affiliates have in the past provided, and in the future may provide, financial advisory and financing services to us, for which services they have received, and would expect to receive, compensation from us. Additionally, in the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Goldman, Sachs & Co. or UBS Securities LLC and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained D. F. King & Co., Inc. to act as Information Agent and Mellon Investor Services to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Managers or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares, except as otherwise provided in Section 5 hereof.

17. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of International Paper Company by Goldman, Sachs & Co. and UBS Securities LLC, the Dealer Managers, or by one or more registered brokers or dealers registered under that jurisdiction’s laws.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning IP.

You should rely only on the information contained in this document or to which we have referred you. IP has not authorized any person to make any recommendation on behalf of it as to whether you should tender or refrain from tendering your Shares in the Offer or regarding the price or prices at which you may tender Shares. IP has not authorized any person to provide you with any information or to make any representation on behalf of IP in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by IP, the Depositary, the Information Agent or the Dealer Managers.

International Paper Company

August 16, 2006

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Mellon Investor Services

By Mail: Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3304 South Hackensack, NJ 07606	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Dept. 480 Washington Blvd. Mail-Drop – Reorg Jersey City, NJ 07310	By Hand: Mellon Investor Services LLC Attn: Reorganization Dept. 120 Broadway, 13th Fl. New York, NY 10271

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 487-4870

The Dealer Managers for the Offer are:

Goldman, Sachs & Co.	UBS Investment Bank

85 Broad Street New York, New York 10004 Toll-Free: (800) 323-5678, ext. 7-6021 Call Collect: (212) 902-1000	299 Park Avenue New York, New York 10171 Toll-Free: (877) 827-4180